                                                                    EXHIBIT 12.1
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
                      Saks Incorporated and Subsidiaries
                      Ratio of Earnings to Fixed Charges


                                                                                     (A)
                                        26 Weeks      26 Weeks      52 Weeks      52 Weeks
                                           Ended         Ended         Ended         Ended
                                         August 1,     August 2,    January 31,   February 1,
Ratio of Earnings to Fixed Charges          1998          1997          1998          1997
----------------------------------      ------------  ------------  ------------  ----------

EARNINGS:
 Pre-tax income from continuing
      operations and before extraordinary
      items and cumulative effect of changes
      in accounting methods                 54,256     35,969       221,811       144,576

 Fixed charges                              79,584     83,739       172,321       157,227
 Preferred stock dividends                       -          -             -        (1,305)
 Capitalized interest                       (2,320)    (2,893)       (6,297)       (2,803)
                                          -------- ------------   ----------    ----------

        Total Earnings                     131,520    116,815       387,835       297,695
                                           ======= ============   ==========    ==========

FIXED CHARGES:
 Interest expense                           49,292     57,497       113,685       114,881
 Capitalized interest                        2,320      2,893         6,297         2,803
 Portion of rental expense (one-third)      27,972     23,349        52,339        38,238
 Preferred stock dividends                       -          -             -         1,305
                                          -------- ------------   ----------    ----------

        Total Fixed Charges                 79,584     83,739       172,321       157,227
                                           ======= ============   ==========    ==========

 Ratio of Earnings to Fixed Charges            1.7        1.4           2.3           1.9
                                           ======= ============   ==========    ==========

                                                        53 Weeks      52 Weeks      52 Weeks
                                                         Ended         Ended         Ended
                                                      February 3,   January 28,   January 29
                                                          1996          1995          1994
                                                     ------------  ------------  -----------

EARNINGS:
 Pre-tax income from continuing
      operations and before extraordinary
      items and cumulative effect of changes
      in accounting methods                             51,239      132,563      (366,980)

 Fixed charges                                         180,224      152,935       129,616
 Preferred stock dividends                              (3,197)      (2,777)            -
 Capitalized interest                                   (2,920)      (2,571)       (1,567)
                                                   ------------    ---------   -----------


        Total Earnings                                 225,347      280,150      (238,931)
                                                   ============    =========   ===========
FIXED CHARGES:
 Interest expense                                      141,725      117,065        99,205
 Capitalized interest                                    2,920        2,571         1,567
 Portion of rental expense (one-third)                  32,383       30,522        28,844
 Preferred stock dividends                               3,197        2,777             -
                                                   ------------    ---------   -----------

        Total Fixed Charges                            180,224      152,935       129,616
                                                   ============    =========   ===========


 Ratio of Earnings to Fixed Charges                        1.3          1.8             -
                                                   ============    =========   ===========

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(A) For the fiscal year ended January 29, 1994, the Company reported a pre-tax loss from continuing operations of $366,980 due to Saks reporting a pre-tax loss of $231,283 as well as Carson Pirie Scott filing for and emerging from Chapter 11 bankruptcy during fiscal 1993. Net income after extraordinary items and changes in accounting methods for fiscal 1993 was $230,091. The ratio of earnings to fixed charges calculation for fiscal year ended January 29, 1994, indicated a fixed charge coverage deficiency of $368,547.